Exhibit 99.1

NEWS BULLETIN
FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO® Expands its Footprint in Mobile Virtual and Augmented Reality with the Acquisition of MWF-Technology GmbH
Lake Mary, FL, December 12, 2016 - FARO® (NASDAQ:FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM/CIM, product design, public safety forensics, and 3D solutions and services applications, announces the acquisition of MWF-Technology GmbH, an innovator in mobile Augmented Reality (AR) solutions.
MWF’s breakthrough technology enables large, complex 3D CAD data to be transferred to a tablet device and then used for mobile visualization and comparison to real world conditions. This enables real time, actionable manufacturing insight for in-process inspection, assembly, guidance and positioning.
Located near Frankfurt, Germany, MWF’s mobile AR solution (FARO AR Inspect) has been utilized by some of the top aerospace and automotive companies in the world in their assembly workflows to dramatically reduce cycle time and significantly reduce manufacturing costs. This solution includes both an innovative compression software tool for converting 3D CAD data into a mobile format, enabling intuitive navigation through the 3D data, and a hardware kit that includes a 3D ready iPad and alignment tools.
FARO AR Inspect, along with FARO TracerM guidance and positioning technology, dramatically increases productivity for factory metrology and construction BIM-CIM customers by making information about the surrounding real world interactive and digitally manipulatable.
Additionally, AR Inspect complements FARO Virtual Reality (VR) Viewer (showcased at Intergeo 2016), which enables an immersive and interactive experience in a simulated 3D environment. Among many other benefits across multiple applications, it facilitates more time and cost effective decisions in the design cycle by enabling teams to spot flaws or potential risks before implementation.
“We are very excited about expanding our portfolio of virtual reality solutions into actionable, mobile Augmented Reality with MWF,” stated Dr. Simon Raab, FARO’s President and CEO. “With the introductions of Mobile AR and VR solutions, we are at a seminal moment where we can enable our customers to evolve their thinking and actions beyond doing it the right way to doing it the best way every time. They will benefit from error detection at even earlier stages of the production, construction or design process. As an industry pioneer, FARO continues to be committed to driving technological innovation that creates increasingly more value for our customers.”
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company's inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.
FARO's global headquarters are located in Lake Mary, Florida.  The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array 3D Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Vietnam, Thailand, South Korea, Australia and Japan.

More information is available at http://www.faro.com